WILSHIRE BANCORP DECLARES FIRST CASH DIVIDEND TWO-FOR-ONE STOCK SPLIT

LOS ANGELES, CA - February 25, 2005 - Wilshire Bancorp, Inc. (Nasdaq: WIBC) announced today that its Board of Directors has declared the company’s first cash dividend. The cash dividend of $0.04 per common share will be payable on or about April 14, 2005, to shareholders of record at the close of business on March 31, 2005.

“In the past, we have utilized our capital to fund the bank’s growth,” stated Soo Bong Min, President and CEO. “I believe that we can continue to add new branches and loan production offices while paying a cash dividend. Although our stock has performed quite well, I think that a cash dividend is an excellent way to reward our shareholders.”

In late December 2003, Investor’s Business Daily ranked Wilshire State Bank at the top of the ‘Who’s Who Among Regional Banks’ list. In June 2004, Wilshire State Bank was added to the Russell 3000 index, and in July Wilshire ranked #8 in the Top 200 Publicly Traded Banks by U.S. Banker, which listed community banks by their three-year average return on equity. Wilshire State Bank was also named one of Sandler O’Neill’s 2004 Bank and Thrift Sm-All Stars, which honored the top 30 performing small banks in the country.

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire State Bank, which has 14 branch offices in California and Texas, and five Loan Production Offices in San Jose, Seattle, Oklahoma City, San Antonio and Las Vegas. Wilshire State Bank is an SBA preferred lender at all of its office locations, excluding the newest LPOs in San Antonio and Las Vegas. The Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, continuing to grow Wilshire State Bank and the services it provides, the ability or desire to pay quarterly cash dividends, competition in the marketplace and general economic conditions. The information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp's most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent year are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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NOTE: Transmitted on Business Wire at 1:00 pm PST on February 25, 2005.